Press Release

Date:	April 24, 2025
For Release:	Immediate

AXIS COMPLETES PREVIOUSLY ANNOUNCED TRANSACTION WITH ENSTAR
PEMBROKE, Bermuda, April 24, 2025 (BUSINESS WIRE) – AXIS Capital Holdings Limited (“AXIS Capital” or “AXIS” or the “Company”) (NYSE: AXS) and Enstar Group Limited (“Enstar”) (Nasdaq: ESGR) announced today that they have completed a loss portfolio transfer (“LPT”) transaction, covering reinsurance segment reserves predominantly attributable to casualty portfolios related to 2021 and prior underwriting years.
The LPT reinsurance agreement covers reinsurance segment reserves totalling $3.1 billion at September 30, 2024, and is structured as a 75% ground-up quota share, with AXIS retroceding $2.3 billion of reinsurance segment reserves to Enstar.
The LPT reinsurance agreement was provided by Enstar’s wholly owned subsidiary, Cavello Bay Reinsurance Limited, which has S&P and AM Best 'A' financial strength ratings.

Completion of the transaction followed receipt of regulatory approvals and satisfaction of various other closing conditions.

About AXIS Capital
AXIS Capital, through its operating subsidiaries, is a global specialty underwriter and provider of insurance and reinsurance solutions. The Company has shareholders' equity of $6.1 billion at September 30, 2024, and locations in Bermuda, the United States, Europe, Singapore, and Canada. Its operating subsidiaries have been assigned a financial strength rating of "A+" ("Strong") by Standard & Poor's and "A" ("Excellent") by A.M. Best. For more information about AXIS Capital, visit our website at www.axiscapital.com.
About Enstar

Enstar is a NASDAQ-listed global insurance group that offers innovative capital release solutions through its network of group companies in Bermuda, the United States, the United Kingdom, Australia, Lichtenstein and Belgium. A market leader in completing legacy acquisitions, Enstar has acquired more than 120 companies and portfolios since its formation in 2001. For further information about Enstar, see www.enstargroup.com.

AXIS Contacts:	Enstar Contacts:

For Investors:	For Investors:
Cliff Gallant	Matthew Kirk
+1 (415) 262-6843	+1 (201) 743-7734
investorrelations@axiscapital.com	investor.relations@enstargroup.com

For Media:	For Media:
Nichola Liboro	Jenna Kerr
+1 (917) 705-4579	+44 (0) 771-4487-187
nichola.liboro@axiscapital.com	communications@enstargroup.com